FOR IMMEDIATE RELEASE

December 6, 1996

                                          Contact:	L. J. Holbrook
                                        		Senior Vice President-Finance
                                        		(360)  425-1550


	               Longview Fibre Company Declares Increased Dividend
               	and Announces Amendment to Shareholder Rights Plan


    	The Board of Directors of Longview Fibre Company (NYSE/LFB) today declared the first regular quarterly dividend in the company's fiscal year ending October 31, 1997, of $0.16 per share on the outstanding common stock of the corporation payable January 10, 1997, to shareholders of record at the close of business on December 24, 1996. This payment compares with $0.15 per share paid in the first quarter of the prior fiscal year; dividends totalling $0.64 per share were paid for the entire prior fiscal year.
	    The Company also announced today that it has revised the terms of its existing Rights Agreement. The Rights Agreement is designed to protect
Longview Fibre shareholders against coercive and unfair takeover tactics, and to prevent an acquiror from obtaining control of Longview Fibre without offering a fair and equal price to all shareholders. The revised terms lower the ownership and tender offer thresholds triggering a distribution of rights certificates under the Rights Agreement to 10 percent from 20 percent and 30 percent, respectively. These revised terms also reflect certain other modifications and technical corrections to the Rights Agreement.
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